UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER (12) G OF
 THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

COMMISSION FILE NUMBER  333-22559

Salomon Brothers Mortgage Securities VII, Inc.
Asset-Backed Floating Rate Certificates, Series 1997-NC3
				(Exact name of registrant as specified in its charter)

Seven World Trade Center   New York, New York    10048  	 (212) 783-5659
-----------------------------------------------------------------------0
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

Salomon Brothers Mortgage Securities VII, Inc.,
Asset-Backed Floating Rate Certificates, Series1997-NC3
------------------------------------------------------------------------------
(TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)

-------------------------------------------------------------------------------
(TITLE OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO FILE
 REPORTS UNDER SECTION 13(A) OR 15 (D) REMAINS

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE, THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

	Rule 12g-4 (a) (1) (i)		|  |		Rule 12h-3 (b) (1) (i)		| X |
	Rule 12g-4 (a) (1) (ii)		|  |		Rule 12h-3 (b) (1) (ii)		|     |
	Rule 12g-4 (a) (2) (i)		|  |		Rule 12h-3 (b) (2) (i)		|     |
	Rule 12g-4 (a) (2) (ii)		|  |		Rule 12h-3 (b) (2) (ii)		|     |
							Rule 15d-6			| X |

APPROXIMATE NUMBER OF HOLDERS OF RECORD
AS OF THE CERTIFICATION OR NOTICE DATE:	SIX

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934,
 SALOMON BROTHERS MORTGAGE SECURITIES INC. ASSET-BACKED FLOATING RATE CERTIFICATES, SERIES 1997-NC3 HAS CAUSED THIS CERTIFICATION TO BE SIGNED ON ITS BEHALF OF THE UNDERSIGNED DULY AUTHORIZED PERSON.

DATE:		January 28, 1998		By: /s/ Eve Kaplan
						    Eve Kaplan
						    Vice President
						    First Trust National Association

INSTRUCTION: THIS FORM IS REQUIRED BY RULES 12G-4, 12H-3 AND 15D-6 OF THE GENERAL RULES AND REGULATIONS UNDER THE SECURITIES EXCHANGE ACT OF
1934. THE REGISTRANT SHALL FILE WITH THE COMMISSION THREE COPIES OF FORM 15, ONE OF WHICH SHALL BE MANUALLY SIGNED. IT MAY BE SIGNED BY AN OFFICER OF THE REGISTRANT, BY COUNSEL OR BY ANY OTHER DULY AUTHORIZED PERSON.
THE NAME AND TITLE OF THE PERSON SIGNING THE FORM SHALL BE TYPED OR PRINTED UNDER THE SIGNATURE.